Allego N.V.
Insider Trading Policy
Effective Date: July 18, 2024
I.INTRODUCTION
A.Purpose
The purpose of this Insider Trading Policy (this “Policy”) is to help Allego N.V. and its subsidiaries (the “Company”) comply with U.S. federal and state securities laws, as well as similar laws in other countries where the Company does business, and to preserve the reputation and integrity of the Company.
B.What Is Insider Trading?
Insider trading is illegal and prohibited. Insider trading occurs when a person who is aware of material non-public information about a company buys or sells that company’s securities or provides material non-public information to another person who may trade on the basis of that information.
c.What Securities are Subject to this Policy?
This Policy applies to purchases or sales of the Company’s securities (e.g., common stock, as well as options, puts, calls or other derivatives, whether or not issued by the Company) or any other type of securities that the Company may issue, such as preferred stock, debt, convertible debentures and warrants (collectively, “Company Securities”). This Policy also prohibits trading in the securities of another company if you become aware of material non-public information about that company in the course of your position with the Company.
d.Who is subject to this Policy?
    (1)    Company Personnel
This Policy applies to all directors, officers, and employees of the Company and its subsidiaries and designated consultants (collectively, “Company Personnel”). The use of “you” throughout this Policy speaks directly to Company Personnel. The term “directors” refers only to the members of the Board of Directors of the Company not to members of the board of directors of any subsidiary or affiliate entities or employees with the functional job title “director.”
    (2)    Family Members and Others Living in Your Household
This Policy also applies to (i) anyone who lives in the household of Company Personnel (whether or not family members) and (ii) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships, whose transactions are subject to

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your influence or control (collectively referred to as “Family Members”). You are responsible for the transactions of Family Members and therefore should inform your Family Members of the need to confer with you before they trade in Company Securities.
    (3)    Controlled Entities
This Policy also applies to any entities or accounts, including corporations, partnerships or trusts, that are under your influence or control, or are a beneficiary of you or your Family Members (collectively, “Controlled Entities”). Transactions by such Controlled Entities should be treated as if they were for the account of your or your Family Member for the purposes of this Policy and applicable securities laws.
    (4)    Designated Persons
In addition, as specified in Section III of this Policy, Designated Persons (as defined below) are subject to additional restrictions relating to the prohibition of purchases and sales of Company Securities.
e.Individual Responsibility
You are responsible for complying with this Policy, including for determining whether you are aware of material non-public information. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violation.”
f.Questions
Questions about this Policy or any proposed transaction should be directed to the Legal Department, General Counsel, or the Chief Financial Officer.
II.INSIDER TRADING
a.Policy Prohibiting Insider Trading
•No Trading on Material Non-Public Information. If you are aware of material non-public information about the Company, you may not, directly or indirectly, buy or sell Company Securities.
•No Tipping. If you are aware of material non-public information about the Company, you may not communicate or pass (“tip”) that information on to others outside the Company, including Family Members and friends. The federal securities laws impose liability on any person who “tips” or communicates material non-public information (the “tipper”) to another person or entity (the “tippee”), who then trades on the basis of the information. Penalties may apply regardless of whether the tipper derives any benefits from the tippee’s trading activities.

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Moreover, if you, in the course of working for the Company, learn of material non-public information about a company with which the Company does business, including a customer or supplier of the Company, you may not trade in, take advantage of, or share information about that company’s securities until the information becomes public or is no longer material.
b.What is Material, Non-Public Information?
As a general rule, you should consider material information as any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and you should carefully consider how a transaction may be construed by enforcement authorities who will have the benefit of hindsight.
While it is not possible to define all categories of material information, some examples of information that could be regarded as material are:
•A proposed acquisition, sale, joint venture, merger, tender offer or spin-off;
•Plans to enter a new line of business or discontinue a line of business or product line;
•Plans to engage in a new marketing strategy or other major marketing changes;
•Large contracts, renewals and terminations;
•Projected future earnings, profits or losses;
•Adjustments to reported earnings;
•Changes to sales or earnings guidance or projections, if any;
•A significant expansion or cutback of operations;
•Purchases, sales or revaluations of Company assets;
•Significant changes to vendor or supplier pricing;
•Extraordinary management or business developments;
•Changes in executive management;
•Major lawsuits, legal settlements or regulatory matters;
•Material cyber-security incidents or privacy breaches;
•The commencement or results of regulatory proceedings;
•The gain or loss of a major customer, supplier or vendor;
•Company restructuring;
•Borrowing activities (other than in the ordinary course), including contemplated financings and refinancings or defaults;

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•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•The establishment, actual purchases, or the anticipated timing of purchases of a repurchase program for Company Securities;
•A change in pricing or cost structure;
•Major marketing changes;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Commercialization of a significant new product, process, or service;
•Removal of product from the market, including any recall;
•The imposition of a ban on trading in Company Securities or the securities of another company;
•Significant transactions in Company Securities;
•Material weakness in internal controls of financial reporting; or
•Impending bankruptcy or the existence of severe liquidity problems.
c.When is Information Considered “Public”?
Information that has not been disclosed to the public is generally considered to be non-public information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. The following are considered methods of public dissemination:
•A Form 8-K, 6-K or other document filed with, or submitted to, the U.S. Securities and Exchange Commission (“SEC”);
•A press release; or
•A conference call or webcast of such a call that is open to the public at large, and has been the subject of adequate advance notice within the meaning of Regulation FD, as promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
By contrast, material non-public information is generally not considered to be publicly disseminated if it is:
•only provided to the Company’s employees, or if it is only available to a select group of analysts, brokers, and institutional investors; or
•only communicated through internet forums, blogs or social media (e.g., Twitter, Facebook or LinkedIn) or the Company’s website.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after one full trading day has elapsed since the day on

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which the information is released. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.
d.Confidentiality of Material, Non-Public Information
Company Personnel who have access to material, non-public information must take special precautions to keep it confidential, including by storing and communicating all files and documents containing the material, non-public information using the Company’s information systems, and may only disclose material, non-public information to authorized parties for business purposes. Any disclosure of material, non-public information may only be made by authorized spokespersons, as specifically designated by the Company to communicate on the Company’s behalf, and must be made at the time and in the manner required to meet legal requirements, which may impact the timing or format of planned internal or external communications. Teams working on confidential projects may be required to take additional confidentiality precautions, such as properly labelling material, non-public information to indicate how it should be handled, distributed and destroyed or maintaining a list of individuals to whom sensitive information has been disclosed.
Even though Company Personnel must generally keep material, non-public information confidential, this does not limit or interfere with their ability, without notice to or authorization of the Company, to communicate in good faith with any government agency for the purpose of reporting a possible violation of law, or to participate in any investigation or proceeding that may be conducted by any government agency, including by providing documents or other information.

If you have any questions as to whether information is material or is publicly available, please err on the side of caution and direct an inquiry to the Legal Department, General Counsel, or the Chief Financial Officer.
e.Blackout Periods
Unless pursuant to a properly established Rule 10b5-1 Plan (as defined below), in order to prevent inadvertent violations of the securities laws and to avoid even the appearance of trading on the basis of material non-public information, Designated Persons, their Family Members and their Controlled Entities are prohibited from engaging in transactions (for their own or related accounts) involving the purchase or sale of Company Securities during the following periods (the “Blackout Periods”):
•The period in each fiscal quarter commencing 15 days prior to the end of that quarter and ending after the first full trading day after public disclosure of the financial results for such fiscal quarter or year. If public disclosure occurs on a trading day after the markets open, then such date of disclosure shall not be considered the first full trading day with respect to such public disclosure. For example, trading would be permissible on a

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Tuesday following a Monday release before trading hours and on a Wednesday following a Monday release during or after trading hours.
•Any other period designated in writing by the General Counsel.
The existence of an event-specific Blackout Period could itself be, or otherwise imply the existence of, material non-public information. If you are made aware of the existence of an event-specific Blackout Period, you should not disclose the existence of such Blackout Period to any other person.
III.CERTAIN ADDITIONAL RESTRICTIONS
a.Designated Persons
All Designated Persons are subject to Pre-Clearance restrictions described in this Section III. Designated Persons may not give trading advice of any kind about the Company, whether or not such Designated Person is aware of material non-public information.
The following are “Designated Persons”:
•All directors and executive officers (as defined in Rule 16a-1(f) of the Exchange Act) of the Company.
•Family Members and Controlled Entities of directors and executive officers of the Company.
•Employees in key financial reporting or communication roles and such other persons as may be designated from time to time by the Company’s Legal Department (designated individuals will be identified and contacted by the General Counsel), and their Family Members and Controlled Entities.
b.Pre-Clearance
All Designated Persons must clear purchases or sales in Company Securities with the General Counsel (or their designee) before the trade may occur. For purposes of this Policy, the General Counsel’s designee shall be the Company’s Chief Financial Officer and such other persons as may be designated from time to time by the General Counsel.
Generally, Designated Persons seeking to pre-clear a trade in Company Securities must notify the General Counsel (or their designee) in writing of the desire to conduct a trade at least three (3) business days before the date of the proposed transaction. Designated Persons should be prepared to provide the dates on which the proposed transactions are expected to occur and to identify the broker-dealer or any other investment professional responsible for executing the trade. The General Counsel (or their designee) will inform the requesting individual of a decision with respect to the request as soon as possible after considering all the circumstances relevant to their determination. The General Counsel (or their designee) is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If the General Counsel (or their designee) has not responded to a request for pre-clearance, do not trade

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in the Company Securities. If approved, the transaction must occur with three (3) business days after receipt of approval (so long as the transaction is not during a Blackout Period). If permission is denied, refrain from initiating any transaction in Company Securities, and do not inform any other person of the restriction. Pre-clearance requests will not be granted during a Blackout Period.
Designated Persons must also clear gifts to charities or other persons and other transfers of Company Securities with the General Counsel before the gift or other transfer is made.

Even if approval to trade pursuant to the pre-clearance process is obtained in writing, or pre-clearance is not required for a particular transaction, Designated Persons may not trade in Company Securities if they are aware of material, non-public information about the Company. This Policy does not require pre-clearance of transactions in any other company’s securities unless otherwise indicated in writing by the General Counsel. In all cases, the responsibility for complying with this Policy, including whether an individual is in possession of material nonpublic information, rests with that individual, and any action on the part of the Company, the Company’s General Counsel or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
c.Prohibited and Special Transactions
In addition to the other restrictions and prohibitions contained in this Policy, Designated Persons may not engage in the following types of transactions without prior approval from the Audit Committee or the Company’s Board of Directors:
Short-Term Trading: Sell any Company Securities of the same class during the six months following a purchase of any Company Securities of that class (or vice versa). Shares purchased through the Company’s equity plans and transactions with the Company are not subject to this restriction.
Short Sales: Engage in short sales (selling securities that you do not own, with the intention of buying the securities at a lower price in the future) of Company Securities.
Publicly Traded Options: Engage in puts, calls, or other derivative securities, on an exchange or in any other organized market.
Pledging: Pledge, hypothecate, or otherwise encumber shares of Company Securities as collateral for indebtedness. This includes but is not limited to holding such shares in a margin account or any other account that could cause Company Securities to be subject to a margin call or otherwise be available as collateral for a margin loan.
Hedging: Purchase a financial instrument or entering into any transaction that is designed to hedge, establish downside price protection or otherwise offset declines in the market value of Company Securities, including puts, calls, prepaid variable forward contracts,

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equity swaps, collars, exchange funds (excluding broad-based index funds) and other financial instruments that are designed to or have the effect of hedging or offsetting any decrease in the market value of Company Securities.
Standing and Limit Orders: Place standing or limit orders on Company Securities outside of a properly established Rule 10b5-1 Plan (as defined in Section III.E below).
d.Transactions under Company Plans
The limitations of this Policy do not apply to the following, except as specifically noted:
Stock Option Exercises: Exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the cost of exercise.
Restricted Stock Awards: Vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a person elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
401(k) Plan: Purchases of Company Securities in the Company’s 401(k) plan resulting from periodic contribution of money to the plan pursuant to standard payroll deduction elections.
Employee Stock Purchase Plan: Purchases of Company Securities in an employee stock purchase plan, if any, that may be adopted by the Company from time to time resulting from periodic contribution of money to the plan pursuant to the election made at the time of enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that elections to participate by lump sum payment were made at the beginning of the applicable enrollment period. This Policy does apply, however, to elections to participate in the plan for any enrollment period, and to sales of Company Securities purchased pursuant to the plan.
Other Similar Transactions: Any other similar purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.
e.Planned Trading Programs
Rule 10b5-1 under the Exchange Act provides an affirmative defense, under certain conditions, against allegations that an insider traded in the Company Securities while aware of material non-public information. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a trading plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of

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Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions, including blackout and pre-clearance requirements.
To comply with this Policy, Rule 10b5-1 Plans must be approved by the General Counsel (or their designee) and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material non-public information and not during a blackout period. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party. Generally, any Rule 10b5-1 Plan should be submitted for approval two weeks prior to the entry into the Rule 10b5-1 Plan.
f.Gifts and Other Transfers Not Involving a Purchase Or Sale
Provided that no consideration is received from the recipient, gifts of Company Securities to charities or other persons, as well as transfers to or from trusts or partnerships, by:
•any person subject to this Policy are permitted so long as the transferor is not aware of material non-public information;
• a Designated Person during a Blackout Period may be permitted if pre-clearance is obtained from the General Counsel (or their designee) in accordance with the pre-clearance procedures in Section III.B of this Policy, or
•a transferor who is aware of material non-public information may be permitted if the transferee is a Family Member or Controlled Entity subject to this Policy and pre-clearance is obtained from the General Counsel (or their designee) in accordance with the pre-clearance procedures in Section III.B of this Policy.
g.Post-Termination Transactions
The Policy continues to apply to transactions in Company Securities even after your service with the Company has ended (other than the pre-clearance and trading prohibitions during a Blackout Period, which will cease to apply upon the expiration of any Blackout Period pending at the time of the termination of service). If you are aware of material non-public information when your employment terminates, you may not purchase or sell Company Securities until that information has become public or is no longer material.
IV.CONSEQUENCES OF VIOLATION
Selective disclosure of material, nonpublic information in any forum other than the approved methods listed above, and by any individual other than an authorized spokesperson, as specifically designated by the Company, is considered a violation of this Policy and may be considered a violation of U.S. federal securities laws. A violation of this Policy may result in a SEC civil enforcement action against the individual offender, the Company, and the Company’s officers and directors.

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Insider trading is a serious crime. There are no thresholds or limits on the size of a transaction that will trigger insider trading liability. Insider trading violations are pursued vigorously by the SEC and can be detected using advanced technologies. In the past, relatively small trades have resulted in investigations by the SEC or the Department of Justice and lawsuits.
Individuals found liable for insider trading (and tipping) face penalties of up three (3) times the profit gained or loss avoided, a criminal fine of up to $5 million and up to twenty (20) years in jail. In addition to the potential criminal and civil liabilities, in certain circumstances the Company may be able to recover all profits made by an insider who traded illegally plus collect other damages. Furthermore, the Company (and its executive officers and directors) could face penalties the greater of $1 million or three (3) times the profit gained or loss avoided as a result of an employee’s violation and/or criminal penalty of up to $25 million.
Any violation of this Policy should be brought to the attention of the General Counsel. Without regard to civil or criminal penalties that may be imposed by others, violation of this Policy and its procedures may constitute grounds for dismissal from the Company.
V.PERIODIC REVIEWS AND AMENDMENTS
The Audit Committee shall periodically review this policy. Any amendments to this Policy must be approved by the Audit Committee.

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